Exhibit 99.1

Relmada Therapeutics, Inc. Completes Name Change and
Announces New Ticker

The Company’s New Ticker Is RLMD

New York, NY August 6, 2014 – Relmada Therapeutics, Inc., (OTCBB: RLMD), a Nevada corporation (the “Company”), a clinical-stage company developing novel therapies for the treatment of chronic pain is pleased to announce that Financial Industry Regulatory Authority (FINRA) has approved the Company's application for a name change from Camp Nine, Inc. to Relmada Therapeutics, Inc. and assigned a new trading symbol, RLMD.

The Company also received a new CUSIP number, 75955J105 for its common stock. This change was made in conjunction with the Company's filing of a Certificate of Amendment to its Articles of Incorporation, on July 8, 2014, changing the Company's name from Camp Nine, Inc. to Relmada Therapeutics, Inc. The former ticker symbol of the Company was CMPE. The effective date for these changes is today August 6, 2014.

“Management is extremely pleased to announce our new name and trading symbol,” said Sergio Traversa, CEO of Relmada Therapeutics Inc. “We are confident that this will help the investors to better identify us with our strategic focus, which is to serve as a market leader in the successful development of new chemical entities that address the treatment of pain. With the public listing process now complete, the Company can now focus its efforts on the development, advancement and commercialization of our four programs in various stages of clinical trials.”

Relmada is currently developing LevoCap ER, its abuse resistant, sustained release dosage form of the opioid analgesic levorphanol; d-methadone, the NDMA receptor antagonist for neuropathic pain; BuTab ER, its oral dosage form of the opioid analgesic buprenorphine and MepiGel, its FDA Orphan Drug designated topical formulation of the local anesthetic mepivacaine.

About Relmada Therapeutics Inc.

Relmada Therapeutics is a clinical stage, public specialty pharmaceutical company, focused on developing novel versions of proven drug products together with new chemical entities that potentially address areas of high unmet medical need in the treatment of pain. The Company has a diversified portfolio of four lead products at different stages of development and a deep early stage pipeline.  The Company's product development efforts are guided by the internationally recognized scientific expertise of its research team with inputs from a world-class scientific advisory board. The Company's approach is expected to reduce overall clinical development risks and costs while potentially delivering valuable products in areas of high unmet medical needs.

Forward-Looking Statements

This news release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and involve risks and uncertainties, which may cause actual results to differ materially from those set forth in the statements.  The forward-looking statements may include statements regarding product development, product potential, or financial performance.  No forward-looking statement can be guaranteed and actual results may differ materially from those projected.  Relmada undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Visit our website at, www.relmada.com

Contact

Sergio Traversa, CEO

Relmada Therapeutics Inc.

Tel: 646-801-8112

straversa@relmada.com

Media contact:

Janet Vasquez

JV Public Relations NY

Tel: 212-645-5498

jvasquez@jvprny.com